Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Leo Holdings Corp. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type (1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	New World View Common Stock (2)(4)	Other(7)	13,950,964	N/A	$144,531,987(7)	0.0001102	$15,927.43

Fees to Be Paid	Equity	New World View Common Stock (3)(4)	Other(8)	27,034,273	N/A	$90.12(8)	0.0001102	$0.01

Fees to Be Paid	Equity	Warrants to acquire New World View Common Stock (5)(4)	Other(9)	16,041,667	N/A	$341,687.51(9)	0.0001102	$37.66

Fees to Be Paid	Equity	New World View Common Stock issuable upon exercise of warrants (6)(4)	Other(10)	16,041,667	N/A	$184,479,170.50(10)	0.0001102	$20,329.61

	Total Offering Amounts					$329,352,935.13		$36,294.71

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$36,294.71

(1)

Prior to the consummation of the business combination (the “Business Combination”) described in the proxy statement/prospectus forming part of this registration statement, the registrant, Leo Holdings Corp. II., a Cayman Islands exempted company (“Leo”), intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Leo’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “World View, Inc.” (“New World View”).

(2)

The number of shares of common stock of New World View being registered represents (i) the 4,575,964 Leo Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”) that were registered pursuant to the Registration Statement on Form S-1 (File No. 333-249676) (the “IPO registration statement”) and underlie the units offered by Leo in its initial public offering (the “Public Shares”), which Public Shares will automatically convert by operation of law into shares of common stock of New World View (the “New World View Common Stock”) in the Domestication and (ii) the 9,375,000 Leo Class B ordinary shares, par value $0.0001 per share, held by Leo’s Initial Shareholders (as defined in the proxy statement/prospectus), which will automatically convert by operation of law into Class A Shares in connection with the Business Combination and will automatically convert by operation of law into New World View Common Stock in connection with the Domestication.

(3)

The number of shares of common stock of New World View being registered represents (i) the 15,148,012 shares of New World View Common Stock to be issued in connection with the Business Combination described herein to holders of capital stock of World View, Inc. (“World View”), (ii) 2,515,437 shares of New World View Common Stock to be issued upon the cashless exercise of World View Warrants (as defined in the proxy statement/prospectus) prior to closing of the Business Combination; (iii) 50,000 shares of New World View Common Stock to be issued in connection with the Business Combination upon the conversion of World View SAFEs (as defined in the proxy statement/prospectus); (iv) 3,368,060 shares of New World View Common Stock to be issued in connection with the Business Combination upon the conversion of World View Convertible Notes (as defined in the proxy statement/prospectus); (v) 3,583,201 shares of New World View Common Stock that may be issued in connection with the Business Combination described herein to certain holders of World Views’ options to purchase common stock of World View to be assumed by New World View in the Business Combination and (vi) 2,369,564 shares of New World View Common Stock that may be issued in connection with the Business Combination described herein to certain holders of warrants to purchase capital stock of World View to be assumed by New World View in the Business Combination.

(4)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

The number of redeemable warrants to acquire shares of New World View Common Stock being registered represents the (i) 9,375,000 redeemable warrants to acquire Public Shares (as defined in the proxy statement/prospectus) that were registered pursuant to the IPO registration statement and underlie the units offered by Leo in its initial public offering (the “Leo Public Warrants”), which will be converted by operation of law into redeemable warrants to acquire shares of New World View Common Stock in the Domestication and (ii) 6,666,667 private placement warrants of Leo issued in connection with Leo’s initial public offering (the “Leo Private Warrants”), which will automatically convert by operation of law into redeemable warrants to acquire shares of New World View Common Stock in the Domestication.

(6)

Represents 16,041,667 shares of New World View Common Stock to be issued upon the exercise of the Leo Public Warrants and the Leo Private Warrants, which will automatically convert by operation of law into redeemable warrants to acquire shares of New World View at the time of the Business Combination.

(7)

Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the Class A Ordinary Shares on the New York Stock Exchange (“NYSE”) on April 4, 2023 ($10.36 per Class A Ordinary Share).

(8)

Calculated in accordance with Rule 457(f)(2) of the Securities Act. World View is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the World View securities expected to be exchanged in connection with the Business Combination described herein, including the World View securities issuable upon the exercise of options and warrants.

(9)

Calculated in accordance with Rule 457(f)(1) of the Securities Act, based on the average of the high and low prices of the Leo Public Warrants on the OTC Pink Current Market on April 4, 2023 ($0.0213 per Public Warrant).

(10)	Calculated in accordance with Rule 457(g)(1) under the Securities Act, based on the exercise price of the warrants ($11.50 per share)